FILED
  IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
    STATE OF NEVADA

     MAR 31 1998

     No. C 4011-87
         ---------
         /s/ Dean Heller, Secretary of State

                           CERTIFICATE OF DESIGNATION
                              OF DIGITEC 2000, INC.

      In accordance with Sections 78.195 and 78.1955 of the General Corporation Law of Nevada (the "GCLN"), DIGITEC 2000, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the GCLN, DOES HEREBY
CERTIFY:

      1.    The name of the corporation is Digitec 2000, Inc.

      2. Pursuant to a resolution adopted by the Board of Directors of the Corporation on March 31, 1998, 61,050 shares of the Corporation's authorized preferred stock are hereby designated as Series A Preferred Stock, which shall have the following rights, preferences and privileges;

      1. Definitions. For the purposes of this designation, the following terms shall have the meanings specified below:

      "Board of Directors" shall mean the board of directors of the Corporation; any member of the Board of Directors being sometimes referred to herein as a "Director," or any group thereof as "Directors."

      "Common Stock" shall mean the common stock, $.001 par value per share, of the Corporation.

      "Conversion Price" shall mean $10.395, except as otherwise adjusted as provided in Section 4.

      "Conversion Rate" shall have the meaning provided in Section 4(a).

      "Corporation" shall mean Digitec 2000, Inc., a Nevada corporation.

      "Designations" shall mean the preferences, powers, limitations and relative rights of the Series A Preferred Stock established hereby and set forth herein.

      "Invested Amount" per share of Series A Preferred Stock shall mean $100.00 (as adjusted for changes in the Series A Preferred Stock by stock split, stock dividend, or the like occurring after the Original Issue Date).

      "Liquidation" shall have the meaning specified in Section 2.

      "Original Issue Date" shall mean the date on which shares of Series A Preferred Stock are first actually issued by the Corporation pursuant to that certain Investment Agreement dated March 31, 1998, by and between the Corporation and Premiere Communications, Inc. pursuant to which the initial issuance of shares of Series A Preferred Stock is to occur.

      "Securities Act" shall mean the federal Securities Act of 1933, as amended.

      "Series A Preferred Stock" shall mean the 61,050 shares of Series A Cumulative Preferred Stock, $.001 par value per share, hereby designated.

      2. Liquidation Rights. (a) In the event of the liquidation, dissolution or winding up of the Corporation, or, if the Corporation has subsidiaries, such of the Corporation's subsidiaries the assets of which constitute all or substantially all the assets of the business of the Corporation and its subsidiaries taken as a whole (a "Liquidation"), the holders of the outstanding shares of the Series A Preferred Stock shall, at their election, be entitled to receive in exchange for and in redemption of their Series A Preferred Stock, prior and in preference to the holders of Common Stock and the holders of any other class or series of stock of the Corporation ranking junior to the Series A Preferred Stock by reason of their ownership thereof, from any funds legally available for distribution to shareholders, an amount per share equal to the Invested Amount, plus an amount equal to accrued and unpaid dividends and distributions thereon, to the date of payment.

            (b) To the extent necessary, the Corporation shall cause such actions to be taken by any of its subsidiaries so as to enable the proceeds of a Liquidation to be distributed to the holders of shares of Series A Preferred Stock in accordance with this Section 2. All preferential amounts to be paid to the holders of the Series A Preferred Stock under this Section 2 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of the Common Stock or any class or series of stock of the Corporation ranking junior to the Series A Preferred Stock in connection with a Liquidation. If the assets or surplus funds to be distributed to holders of Series A Preferred Stock are insufficient to permit the payment to such holders of the full amount payable to such holders, the assets and surplus funds legally available for distribution shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

      3. Voting Rights. In addition to any other voting rights required by law, the holders of Series A Preferred Stock shall have the following voting rights:

            (a) Except as specifically set forth below, the holder of each share of the Series A Preferred Stock shall be entitled to the number of votes per share equal to the number of shares of Common Stock into which such share of Series A Preferred Stock would be convertible under the circumstances described in Section 4 on the record date for the vote or consent of shareholders, and shall otherwise have voting rights and powers equal to the voting rights and powers of the Common Stock. Except as otherwise provided herein or as required by law, each holder of a share of the Series A Preferred Stock shall be entitled to receive the same prior notice of any shareholders' meeting as provided to the holders of Common Stock in accordance with the Bylaws of the Corporation, as well as prior notice of all shareholder actions to be taken by legally available means in lieu of meeting. Fractional votes shall not, however, be permitted, and any fractions shall be disregarded in computing voting rights.

            (b) Except as otherwise provided herein or required by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as a single class on all matters submitted to a vote of shareholders of the Corporation.

            (c) (i) Notwithstanding anything contained in this Section 3 to the contrary, if the Corporation should fail for any reason to issue Common Stock in conversion of the Series A Preferred Stock as provided in Section 4, and should such failure continue for a period of ninety (90) consecutive days, then, at the end of such period and for so long as said failure remains uncured, the holders of Series A Preferred Stock shall be entitled (but not obligated), at any annual meeting of the shareholders or any special meeting called for such purpose, voting together as a single class, to elect two (2) members of the Board of Directors, and the holders of Common Stock, voting as a single class, shall elect the remaining Directors; provided, however, that if the total number of members of the Board of Directors exceeds eight (8), then in such circumstances the holders of the Series A Preferred Stock shall be entitled to elect three (3) members of the Board of Directors and the holders of Common Stock, voting as a single class, shall elect the remaining Directors. If, prior to the end of the term of any Director elected as aforesaid by the holders of shares of the Series A Preferred Stock, a vacancy in the office of such Director shall occur by reason of death, resignation, removal or disability, or for any other reason, the right to fill such vacancy shall be vested in the holders of the Series A Preferred Stock unless the right of such holders to elect such Director shall have ceased as provided hereafter.

                  (ii) At such time, if any, as the holders of the Series A Preferred Stock shall obtain the conversion referred to in Section 3(c)(i), then the terms of office of all persons elected as Directors by such holders shall forthwith terminate, the number of Directors shall be reduced accordingly, and the holders of Series A Preferred Stock, if any, shall once again have rights with respect to the election of Directors as are provided in Section 3(a). The foregoing remedy shall not be deemed exclusive and shall be in addition to all other rights and remedies available at law or equity to the holders of Series A Preferred Stock.

            (d) Except as otherwise provided herein, holders of Series A Preferred Stock shall have no special voting rights, and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

      4. Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

            (a) For purposes of this Section 4, the shares of Series A Preferred Stock shall be convertible, at the times and under the conditions described in this Section 4, at the rate (the "Conversion Rate") of one share of Series A Preferred Stock to the number of shares of Common Stock that equals the quotient obtained by dividing (i) the Invested Amount plus all accrued but unpaid dividends and distributions on such share of Series A Preferred Stock by (ii) the Conversion Price. Thus, the number of shares of Common Stock to which a holder of Series A Preferred Stock shall be entitled upon any conversion provided for in this Section 4 shall be the product obtained by multiplying the Conversion Rate by the number of shares of Series A Preferred Stock being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the shares of Series A Preferred Stock to be converted in accordance with the procedures described in
Section 4(d).

            (b) Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into Common Stock at the then effective Conversion Rate.

            (c) No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock, and any shares of Series A Preferred Stock surrendered for conversion that would otherwise result in a fractional share of Common Stock shall be redeemed at the then effective Conversion Price per share, payable as promptly as possible when funds are legally available therefor.

            (d) Before any holder of Series A Preferred Stock shall be entitled to receive certificates representing the shares of Common Stock into which shares of Series A Preferred Stock are converted in accordance with any provision of this Section 4, such holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at such office of the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued, if different from the name shown on the books and records of the Corporation. Said conversion notice shall also contain such representations as may reasonably be required by the Corporation to the effect that the shares to be received upon conversion are not being acquired and will not be transferred in any way that might violate the then applicable securities laws. The Corporation shall, as soon as practicable thereafter and in no event later than thirty (30) days after the delivery of said certificates, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder as provided in such notice, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion pursuant to any provision of this Section 4 shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the effective date of conversion specified in such section. All certificates issued upon the exercise or occurrence of the conversion shall contain a legend governing restrictions upon such shares imposed by law or agreement of the holder or his or its predecessors.

            (e) In the event the Corporation at any time or from time to time after the Original Issue Date effects a subdivision or combination of the outstanding Common Stock into a greater or lesser number of shares without a proportionate and corresponding subdivision or combination of the outstanding Series A Preferred Stock, then and in each such event the Conversion Price (and the corresponding Conversion Rate) shall be increased or decreased proportionately.

            (f) Subject to Section 5(a)(i), in the event that the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into or entitling the holder thereof to receive additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder of such Common Stock Equivalents or the additional shares of Common Stock, and without a proportionate and corresponding dividend or other distribution to holders of Series A Preferred Stock, then and in each such event the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for subsequent adjustment of such number) of Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents shall be deemed, for purposes of this Section 4(f), to be issued and outstanding as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date. In each such event, the Conversion Price shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price by a fraction,

                  (i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding or deemed to be issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

                  (ii) the denominator of which shall be the total number of shares of Common Stock (x) issued and outstanding or deemed pursuant to the terms hereof to be issued and outstanding (not including any shares described in clause (y) immediately below), immediately prior to the time of such issuance or the close of business on such record date, plus (y) the number of shares of Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents;

provided, however, that (i) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price (and the corresponding Conversion Rate) shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price (and the corresponding Conversion Rate) shall be adjusted pursuant to this Section 4(f) as of the time of actual payment of such dividend or distribution; or (ii) if such Common Stock Equivalents provide, with the passage of time or otherwise, for any decrease in the number of shares of Common Stock issuable upon conversion or exercise thereof (or upon the occurrence of a record date with respect thereto), the Conversion Price (and the corresponding Conversion Rate) computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such decrease becoming effective, be recomputed to reflect such decrease insofar as it affects the rights of conversion or exercise of the Common Stock Equivalents then outstanding; or
(iii) upon the expiration of any rights of conversion or exercise under any unexercised Common Stock Equivalents, the Conversion Price (and the corresponding Conversion Rate) computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if the only additional shares of Common Stock issued were the shares of such stock, if any, actually issued upon the conversion or exercise of such Common Stock Equivalents.

            (g) (i) Except as otherwise provided in this Section 4(g), in the event, and each time as, the Corporation sells or issues any Common Stock or Common Stock Equivalents following the Original Issue Date, at a per share consideration (as defined below) less than the Conversion Price then in effect, then the Conversion Price shall be adjusted as provided in this Section 4(g), and the Conversion Rate shall be appropriately adjusted. For purposes of the foregoing, the per share consideration with respect to the sale or issuance of a share of Common Stock shall be the price per share received by the Corporation, prior to the payment of any expenses, commissions, discounts and other applicable costs. With respect to the sale or issuance of Common Stock Equivalents that are convertible into or exchangeable for Common Stock without further consideration, the per share consideration shall be determined by dividing the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for subsequent adjustment of such number) of Common Stock issuable with respect to such Common Stock Equivalents into the aggregate consideration received by the Corporation upon the sale or issuance of such Common Stock Equivalents. With respect to the issuance of other Common Stock Equivalents, the per share consideration shall be determined by dividing the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for subsequent adjustment of such number) of Common Stock issuable with respect to such Common Stock Equivalents into the aggregate consideration received by the Corporation upon the sale or issuance of such Common Stock Equivalents plus the total consideration receivable by the Corporation upon the conversion or exercise of such Common Stock Equivalents. The issuance of Common Stock or Common Stock Equivalents for no consideration shall be deemed to be an issuance at a per share consideration of $.01. In connection with the sale or issuance of Common Stock and/or Common Stock Equivalents for non-cash consideration, the amount of consideration shall be determined by the Board of Directors of the Corporation in good faith.

                  (ii) As used herein, "Additional Shares of Common Stock" shall mean either shares of Common Stock issued, with respect to such adjustments to be made to the Conversion Price and the Conversion Rate, subsequent to the Original Issue Date, or, with respect to the issuance of Common Stock Equivalents, the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for subsequent adjustment of such number) of Common Stock issuable in exchange for, upon conversion of, or upon exercise of such Common Stock Equivalents.

                  (iii) Upon each issuance of Common Stock for a per share consideration less than the Conversion Price as in effect on the date of such issuance, the Conversion Price as in effect on such date shall be adjusted by multiplying it by a fraction:

                              (x) the numerator of which shall be the number of
                        shares of Common Stock deemed outstanding (as defined below) immediately prior to the issuance of such Additional Shares of Common Stock plus the number of shares of Common Stock that the aggregate net consideration received by the Corporation for the total number of such Additional Shares of Common Stock so issued would purchase at the Conversion Price then in effect; and

                              (y) the denominator of which shall be the number
                        of shares of Common Stock deemed outstanding (as defined below) immediately prior to the issuance of such Additional Shares of Common Stock plus the number of shares of Common Stock so issued.

                  (iv) For the purposes of Section 4(g)(iii), the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (x) the number of shares of Common Stock actually outstanding, (y) the number of shares of Common Stock into which the then outstanding shares of Series A Preferred Stock could be converted if fully converted on the day immediately preceding the given date, and (z) the number of shares of Common Stock that could be obtained through the exercise or conversion of all other rights, options and convertible securities on the day immediately preceding the given date.

                  (v) Upon each issuance of Common Stock Equivalents that are exchangeable without further consideration into Common Stock, for a per share consideration less than the Conversion Price as in effect on the date of such issuance, the Conversion Price shall be adjusted as provided in Section 4(g)(iii) on the basis that the Additional Shares of Common Stock are to be treated as having been issued on the date of issuance of the Common Stock Equivalents, and the aggregate consideration received by the Corporation for such Common Stock Equivalents shall be deemed to have been received for such Additional Shares of Common Stock.

                  (vi) Upon each issuance of Common Stock Equivalents other than those described in Section 4(g)(v) for a per share consideration less than the Conversion Price as in effect on the date of such issuance, the Conversion Price shall be adjusted as provided in Section 4(g)(iii) on the basis that the Additional Shares of Common Stock are to be treated as having been issued on the date of issuance of such Common Stock Equivalents, and the aggregate consideration received and receivable by the Corporation on conversion or exercise of such Common Stock Equivalents shall be deemed to have been received for such Additional Shares of Common Stock.

                  (vii) Once any Additional Shares of Common Stock have been treated as having been issued for the purpose of this Section 4(g), they shall be treated as issued and outstanding shares of Common Stock whenever any subsequent calculations must be made pursuant hereto; provided that on the expiration of any options, warrants or rights to purchase Additional Shares of Common Stock, the termination of any rights to convert or exchange for Additional Shares of Common Stock, or the expiration of any options or rights related to such convertible or exchangeable securities on account of which an adjustment in the Conversion Price has been made previously pursuant to this
Section 4(g), such Conversion Price shall forthwith be readjusted to the Conversion Price as would have obtained had the adjustment made upon the issuance of such options, warrants, rights, securities or options or rights related to such securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights, upon the conversion or exchange of such securities


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

or upon the exercise of the options or rights related to such securities.

                  (viii) The foregoing notwithstanding, no adjustment of the Conversion Price and the Conversion Rate shall be made pursuant to this Section 4(g) as a result of the issuance of:

                              (v) any shares of Common Stock upon the conversion
                        of shares of Series A Preferred Stock;

                              (w) any shares of Common Stock pursuant to which
                        the Conversion Price and the Conversion Rate are adjusted under Section 4(e) or (f);

                              (x) any shares of Common Stock issued pursuant to
                        the exchange, conversion or exercise of any Common Stock Equivalents that have previously been incorporated into computations hereunder on the date when such Common Stock Equivalents were issued;

                              (y) any shares of Common Stock issued at any time
                        after the Original Issue Date pursuant to (i) warrants or options to purchase shares of Common Stock that have been granted by the Corporation as of the Original Issue Date or (ii) options granted under the Corporation's Stock Incentive Plan adopted in April 1997; and

                              (z) any shares of Common Stock or other securities
                        of the Corporation issued as consideration in a business combination transaction, joint venture or investment involving the Corporation so long as such transaction is negotiated and entered into on an arms' length basis and no affiliate of the Corporation receives any consideration in connection therewith other than customary finders' fees.


            (h) No adjustment to the Conversion Price (and, thereby, the Conversion Rate) shall be made if such adjustment would result in a change in the Conversion Price of less than $.01. Any adjustment of less than $.01 that is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment that, on a cumulative basis, amounts to an adjustment of $.01 or more in the Conversion Price.

            (i) Except as provided in Section 6, the Corporation shall not, by amendment of its Articles of Incorporation or Bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such actions as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.


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

            (j) Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and cause independent public accountants selected by the Corporation to verify such computation and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price and the Conversion Rate at that time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that at that time would be received upon the conversion of Series A Preferred Stock.

            (k) In the event of any taking by the Corporation of a record of the holders of Common Stock for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any Common Stock Equivalents or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or rights, and the amount and character of such dividend, distribution or rights.

            (l) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall be insufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

            (m) The Corporation shall pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered.

            (n) The Corporation may, at its option, cause all but not less than all of the shares of Series A Preferred Stock to be converted into Common Stock pursuant to this Section 4 on or after March 31, 1999, upon at least thirty (30) and not more than sixty (60) days notice, but only if

                        (i) the average current market price of the
                  Corporation's Common Stock for any twenty (20) consecutive trading days (as defined below) ending within ten (10) days prior to the date of the notice of such redemption shall have equaled or exceeded one hundred fifty percent (150%) of the Conversion Price, and the average daily trading volume of such Common Stock during such twenty (20) trading days is at least 25,000 shares (as adjusted for changes in the Common Stock by stock split, stock dividend or the like occurring after the date of this Certificate), and

                        (ii) all of the shares of Common Stock into which such
                  shares of Series A Preferred Stock may be converted shall be registered for resale from time to time on any exchange or trading system or in privately negotiated transactions under a registration statement that has been declared effective by the Commission. Such registration statement shall remain effective for at least six (6) months after such conversion. This requirement shall not be applicable at any time that Purchaser is entitled to sell all of the Registrable Securities under Rule 144(k) under the Securities Act.

                        For purposes hereof, the "current market price," of the
                  Corporation's Common Stock on any date is the last sale price on the NASDAQ national market or, if the Common Stock is listed on an exchange, the last reported sales price on the principal exchange on which the Common Stock is listed or, if the Common Stock is not so traded or listed, then the average of the high and low bid prices during such trading day. For purposes hereof, "trading days" include any day on which shares of Common Stock are purchased and sold on an exchange or trading system, but exclude any such days in which purchases by the Corporation, its officers or directors or any entity controlled by any of them have taken place, unless such purchases do not exceed 25% of such trading day's total trading volume and were made in compliance with Rule 10b-18 promulgated by the Commission.

      5. Redemption of Preferred Stock. (a)(i) All, or any part of, the then outstanding shares of Series A Preferred Stock may be redeemed at the option of the Corporation on a date specified in the Corporation's notice to redeem such shares (the "Redemption Date"). Notice of any proposed redemption shall be given by the Corporation by mailing a copy of such notice sixty (60) days prior to the Redemption Date, to the holders of record of the shares to be redeemed at their respective addresses then appearing on the books of the Corporation. Each holder of Series A Preferred Stock shall have fifteen (15) days from the receipt of the notice of redemption from the Corporation in which to notify the Corporation that the holder of Series A Preferred Stock will convert his, her or its shares into shares of Common Stock pursuant to Section 4. On the Redemption Date, the Corporation shall deposit in trust, for the account of the holder of shares to be redeemed, funds necessary for such redemption with a bank or trust company organized under the laws of the United States of America or of the State of Nevada which shall be designated in such notice of redemption. Notice of redemption having been duly given, or said bank or trust company having been irrevocably authorized by the Corporation to give such notice, and funds necessary for such redemption having been deposited, all as aforesaid, all shares with respect to which such deposit shall have been made shall forthwith, whether or not the date fixed for such redemption shall have occurred or the certificates for such shares shall have been surrendered for cancellation, be deemed no longer to be outstanding for any purpose, and all rights with respect to such shares shall thereupon cease and terminate, excepting only (x) the right of conversion specified above and (y) the right of the holder of the certificates for such shares to receive, out of the funds so deposited in trust, on the Redemption Date, the redemption funds, without interest, to which he, she or it is entitled.

                  (ii) On or before the Redemption Date, each holder of shares required to be redeemed shall surrender the certificate representing such shares to the Corporation and shall receive payment of the Redemption Price (as defined below) in cash. If less than all the shares represented by a surrendered certificate are redeemed, the Corporation shall issue a new certificate representing the unredeemed shares.

                  (iii) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series A Preferred Stock designated for redemption on such date (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series A Preferred Stock on any date scheduled for a redemption are insufficient to redeem the total number of shares of Series A Preferred Stock to be redeemed on such date, those funds that are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series A Preferred Stock. The shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A Preferred Stock, such funds will immediately be used to redeem the balance of the shares that the Corporation has become obliged to redeem on any scheduled redemption date but that it has not redeemed.

            (b) The price payable for each redeemed share of Series A Preferred Stock (the "Redemption Price") shall be equal to the Invested Amount plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of payment.

      6. Protective Provisions. Actions Requiring Majority Approval of Series A Preferred Stock. In addition to any other rights provided by law, so long as any shares of Series A Preferred Stock are then outstanding, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Articles of Incorporation, without first obtaining the affirmative vote or written consent of the holders of a majority of the total number of shares of Series A Preferred Stock outstanding, voting together as a single class, the Corporation shall not (except as provided below):

                  (i) declare or pay dividends on, or make any other distributions on, any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

                  (ii) declare or pay dividends on, or make any other distributions on, any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such other parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

                  (iii) amend or repeal any provision of, or add any provision to, the Corporation's Articles of Incorporation or Bylaws, or file any certificate of designations, preferences, limitations and relative rights of any series of preferred stock, if such action would alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series A Preferred Stock;

                  (iv) create or authorize the creation or increase the authorized amount of any additional class or series of shares of stock, unless the same ranks junior to the Series A Preferred Stock as to dividends, redemption and the distribution of assets on the liquidation, dissolution or winding up of the Corporation; increase the authorized amount of any additional class or series of shares of stock unless the same ranks junior to the Series A Preferred Stock as to dividends, redemption and the distribution of assets on the liquidation, dissolution or winding up of the Corporation; or create or authorize any obligation or security convertible into shares of Common Stock, Series A Preferred Stock or any other class or series of stock, whether voting or non-voting; regardless of whether any such creation, authorization or increase shall be by means of amendment to the Articles of Incorporation, or by merger, consolidation or otherwise;

                  (v) increase or decrease the authorized number of shares of the Series A Preferred Stock or issue any additional shares of Series A Preferred Stock to any person other than Premiere Communications, Inc. or any of its affiliates;

                  (vi) enter into any agreement, commitment or plan regarding a Liquidation;

                  (vii) purchase, redeem or otherwise acquire, other than as required in Section 5, for value any shares of any class of its capital stock or cause or permit any employee stock ownership plan, including any Employee Stock Ownership Plan as defined in Section 4975(e)(7) of the Internal Revenue Code of 1986, as amended, to purchase shares of any class of its capital stock, except pursuant to a stock option or employee stock ownership plans or restricted stock agreements or other contract of or with the Corporation, or in exercise of any right of first refusal of the Corporation upon a proposed transfer that is, in each case, in existence on the Original Issue Date; or

                  (viii) amend the provisions of this Section 6(a).

Provided, however, that the provisions of this Section 6(a) shall not apply to any issuance of any class or series of shares of stock of the Corporation that is pari pasu or senior to Series A Preferred Stock as to dividends, redemption, distribution of assets on liquidation, dissolution or winding up or otherwise, so long as such shares are issued as consideration in a business combination transaction, joint venture or investment involving the Corporation which transaction is negotiated and entered into on an arms'-length basis and in which no affiliate of the Corporation receives any consideration in connection therewith other than customary finder's fees.

            (b) The Corporation shall not permit any Subsidiary (as defined herein) of the Corporation to purchase or otherwise acquire for value any shares of stock of the Corporation unless the Corporation could, under this Section 6, purchase or otherwise acquire such shares at such time and in such manner. A "Subsidiary" means, for purposes of this Section 6(b), any corporation or other entity of which securities or other ownership interests entitled to cast at least a majority of the votes that would be entitled to be cast in an election of the board of Directors of such corporation or other entity or other persons performing similar functions are beneficially owned, directly or indirectly, by the Corporation or by any corporation or other entity that is otherwise controlled by the Corporation.

      7. Notices. Any notice required by the provisions hereof to be given to the holders of shares of Series A Preferred Stock shall be deemed given on the third business day following (and not including) the date on which such notice is deposited in the United States Mail, first-class, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation. Notice by any other means shall not be deemed effective until actually received.

      IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by the undersigned duly authorized officer, this 31st day of March, 1998.

                                    DIGITEC 2000, INC.


                                    By: /s/ Frank C. Magliato
                                        -----------------------------
                                        Name: Frank C. Magliato
                                        Title: President


                                    By: /s/ Diego E. Roca
                                        -----------------------------
                                        Name: Diego E. Roca
                                        Title: Secretary


STATE OF NEW YORK       )
                        ) SS:
COUNTY OF NEW YORK      )

      This instrument was acknowledged before me this 31st day of March, 1998 by Frank Magliato, the President of Digitec 2000, Inc.


                                    /s/ John E. Schmeltzer III
                                    -----------------------------------
[SEAL]                              Notary Public
                                    My Commission Expires: 12/10/98

                                    [STAMP OF JOHN E. SCHMELTZER III]


                                    A-14